1. Summary of Strategic Alternatives
2. Eclair Stand-Alone Overview
A. Market Environment
B. Financial Overview
C. Summary
3. Summary of Proposed Transaction Terms with American Pie
4. Analysis of Alternatives
A. Liquidation Analysis
B. Stand-Alone Alternatives
Appendix
A. Eclair / American Pie Comparison
Schedule 13e-3
Exhibit (c)(2)

CREDIT SUISSE FIRST BOSTON
Technology Group

February 2, 2001

CONFIDENTIAL

Materials Prepared For Discussion

Project Hello

Table of Contents

1.

Summary of Strategic Alternatives

Strategic Alternatives

Eclair

SELL COMPANY FOR CASH

- Sale to American Pie for cash
- Taxable to shareholders

LIQUIDATE

- Sell assets (taxable at corporate level)
- Exit contracts & pay liabilities
- Taxable distribution to shareholders

STATUS QUO / STAND-ALONE

Eclair Stock

- Continue as an independent public company while searching for another partner / acquiror
- Deliver on Management Plan / Street expectations
- Weather the "Market Storm" (Adequate cash balance)

Valuation of Eclair


$0.90
$0.80
$0.70
$0.60
$0.50
$0.40
$0.30
$0.20
$0.10
$0.00
$0.34
$0.75 - 0.83
$0.85
Current Trading
Liquidation Value *
American Pie Offer

* Based on Éclair management estimates.

2. Eclair Stand-Alone Overview

A. Market Environment

Project Hello

Eclair Stock Price has Declined Dramatically Since its IPO…

December 17, 1999 (Eclair IPO) to January 29, 2001

Current Price (01/29/01)	$0.34
Closing High Price (01/13/00)	12.38
Closing Low Price (12/20/00)	0.22
Average Volume	
Since IPO (12/17/99)	121,912
Since Q300 (7/25/00)	61,812

Average Closing Price	
Period	Average Price
Current	$0.34
Last 5 Days	0.38
Last 10 Days	0.39
Last 30 Days	0.34
Last 60 Days	0.31
Last 90 Days	0.45



Price
Volume (000s)
$15.00
$12.00
$9.00
$6.00
$3.00
$0.00
2,000
1,600
1,200
800
400
0
01/13/00- Announces strategic alliance with TimeDance
03/1/00- Announces Q499 revenues of $1.8MM
3/15/00- Announces strategic alliance with Juno Online to market e-cards and gifts to Juno members
04/27/00- Announces strategic marketing alliance with Bertelsmann AG to promote music artists through online music cards
04/05/00- Partners with Mail.com to provide exclusive global distribution of Eclair online cards
04/13/00- Announces Q100 revenues of $2.2MM
05/13/00- Eclair to provide online card services for MSN
07/25/00- Announces Q200 revenues of $3.1MM
10/16/00- Announces strategic alliance with Universal Music to host e-cards featuring Universal artists
10/25/00- Announces Q300 revenues of $2.9MM, Gordon Fuchs (CEO) resigns
01/03/01- Eclair to create music cards for Warner Bros
12/17/1999
1/14/2000
2/11/2000
3/10/2000
4/6/2000
5/4/2000
6/1/2000
6/28/2000
7/26/2000
8/22/2000
9/19/2000
10/16/2000
11/10/2000
12/8/2000
1/8/2001

Note: Reported average daily volume divided by two to adjust for double counting.

…has Dramatically Underperformed All Comparable Indices…

December 17, 1999 (Eclair IPO) to January 29, 2001


Index
(12/17/99=100)
150
125
100
75
50
25
0
12/17/1999
1/10/2000
2/1/2000
2/23/2000
3/15/2000
4/5/2000
4/27/2000
5/18/2000
6/9/2000
6/30/2000
7/24/2000
8/14/2000
9/5/2000
9/26/2000
10/17/2000
11/7/2000
11/29/2000
12/20/2000
1/12/2001
NASDAQ -24.4%
Portal -46.9%
Advertising Based Content -80.3%
E-Commerce -84.6%
Eclair -96.7%

Portal Index includes YHOO, ATHM, NBCI, DIG, TRLY and AOL.
E-Commerce Index includes AMZN, ETYS, DSCM and PCLN.
Advertising based content Index includes TSCM, CNET, MIL, WOMN, SPLN, TMCS and MKTW.

…and is Trading at a Negative Aggregate Value…

($MM, except per share amounts)

	Trading Performance			FD Capitalization		Revenue Multiples (1) FD Aggr. Value /		Revenue (1)	
COMPANY (FYE)	Stock Price 1/29/01	Disc. / Prem. to LTM High	Low	Equity Market Value	Aggr. Market Value	CY00 Revs	CY01 Revs	CY00	CY01
Eclair (Dec.)	**$0.34**	**-96.0%**	**57.1%**	**$12**	**-$25**	**NM**	**NM**	**$11**	**$8**
Internet Portals									
YAHOO INC (Dec)	$39.88	-80.1%	55.6%	$24,349	$22,602	19.0x	15.0x	$1,187	$1,505
TERRA NETWORKS S A -SP ADR (Dec.)	15.63	-88.5%	65.0%	9,779	9,147	17.3	10.6	528	865
EXCITE AT HOME (Dec.)	6.47	-83.0%	61.7%	2,648	3,634	4.9	2.0	736	1,813
WALT DISNEY INTERNET GROUP (Jan.)	5.86	-79.8%	46.5%	875	658	1.3	1.0	489	641
NBCI (Dec)	4.13	-95.5%	50.0%	259	220	1.8	1.5	123	150
Median		-83.0%	55.6%			4.9x	2.0x		
Mean		-85.4%	55.8%			8.9	6.0		
Advertising-Based Content									
CNET NETWORKS INC (Dec.)	$18.31	-74.0%	35.0%	$1,686	$1,408	3.3x	2.5x	$430	$562
TICKETMASTER ONLINE-CITYSEARCH (Dec.)	11.00	-73.8%	51.1%	986	934	4.1	3.3	225	285
SPORTSLINE.COM INC (Dec.)	8.75	-84.8%	97.2%	233	127	2.1	1.1	60	112
THESTREET.COM (Dec.)	3.25	-80.7%	92.6%	89	10	0.4	0.3	26	36
MARKETWATCH.COM INC (Dec)	4.31	-90.4%	133.9%	72	27	0.5	0.4	54	76
IVILLAGE INC (Dec.)	1.72	-93.4%	161.9%	51	-7	NM	NM	76	96
WOMEN.COM NETWORKS INC (Dec)	0.56	-96.2%	157.1%	26	-16	NM	NM	44	47
Median		-84.8%	97.2%			2.1x	1.1x		
Mean		-84.8%	104.1%			2.1	1.5		

(1) Source: IBES consensus estimates unless otherwise noted.

…The Street is Focused on Demonstrated Market Leadership…

- **The financial community has increasingly been favoring market leaders**
- **The perception is that market leaders should be able to generate stronger growth rates over the short and long term**
  - Economies of scale and scope should generate higher than average returns
  - Market leaders can lead product revolution and provide horizontal integration / "single vendor" platform
- **Higher likelihood of success / lower risk of failure**
  - The self-perpetuating cycle: success breeds success
  - Economic Darwinism: weaker players have difficulty securing financing

…In an Environment Where Size and Valuation Are Increasingly Important…

- There is a tremendous disparity in valuations of the perceived market leaders and the "rest of the pack"

Ranked by Market Capitalization

	Agg. Val / 2000 Revenues	Agg. Val / 2001 Revenues
Top 25% (average)	13.8x	7.4x
Bottom 25% (average)	1.3x	1.2x
Premium Affordable Category Leaders	976%	542%

Source: FactSet
Notes: Companies chosen from FactSet's Internet Software / Services Universe, trading on US exchanges, with available financial projections. The top 25% and bottom 25% of companies from each year are ranked by their market capitalization.

Ranked by Multiple

	Agg. Val / 2000 Revenues	Agg. Val / 2001 Revenues
Top 25% (average)	22.4x	14.3x
Bottom 25% (average)	0.2x	0.2x
Premium Affordable Category Leaders	11,673%	5,988%

Source: FactSet
Notes: Companies chosen from FactSet's Internet Software / Services Universe, trading on US exchanges, with available financial projections. The top 25% and bottom 25% of companies from each year are ranked by the respective aggregate value/estimated revenue multiple for that year.

…And Perceived Technology Leaders Receive Premium Valuations.

($MM, except for per share amounts)

				CY2001E		Market
			Aggr Value	Revenue	Rev Multiple	Leader Premium
ISP	AOL Time Warner	AOL Time Warner	$245,282	$10,274	23.9x	7096%
	EarthLink	Earthlink	465	1,401	0.3x	
Content Delivery	Akamai	Akamai Technologies	$3,715	$245	15.2x	848%
	Digital Island	Digital Island	391	245	1.6x	
Portals	Yahoo!	Yahoo	$22,602	$1,505	15.0x	42%
	terra lycos	Terra Lycos	9,147	865	10.6x	
Procurement / Exchanges	Ariba	Ariba	$10,249	$900	11.4x	108%
	FreeMarkets	FreeMarkets	963	176	5.5x	
Computing Semiconductors	intel	Intel	$251,481	$32,514	7.7x	461%
	AMD	AMD	7,344	5,329	1.4x	

As of January 29, 2001
(1) Projections based on I/B/E/S consensus estimates.

Trading Below Cash Value Is a Recent Phenomenon

- **No identifiable precedent of company recovering and becoming highly successful after trading at negative aggregate values**
- **By virtue of their valuation, these companies typically face increasing challenges**
  - Employee attrition (partly due to underwater options)
  - Loss of customer / partner confidence
  - Inability to finance at reasonable terms
  - Loss of Wall Street research coverage
  - Declining institutional ownership
  - Delisting risk

Company Name	Share Price (1/29/01)	Equity Value	Cash	Agg. Value	CY01E Revenues	% Share Price Accretion Required For CY01E Revenue Multiple 0.0x	1.0x	2.0x
NETZERO INC	$1.50	$189.3	$201.2	($11.9)	$87.6	6.3%	52.6%	98.9%
STAMPS.COM INC	3.75	185.1	245.4	(60.3)	63.7	32.6%	67.0%	101.4%
ONVIA.COM INC	1.59	138.1	183.9	(45.8)	250.6	33.1%	214.5%	395.9%
EMACHINES INC	0.63	91.0	222.0	(131.0)	725.0	144.0%	940.7%	1737.4%
ELSITIO INC	1.56	68.6	83.5	(14.9)	NA	NA	NA	NA
FAIRMARKET INC	2.19	62.6	85.3	(22.8)	22.9	36.4%	73.1%	109.7%
MYPOINTS.COM	1.44	58.3	119.6	(61.3)	79.0	105.2%	240.7%	376.3%
UPROAR INC	1.72	50.5	84.5	(34.0)	60.9	67.3%	187.7%	308.2%
SOFTNET SYSTEMS INC	1.81	51.0	167.9	(116.9)	NA	NA	NA	NA
AUTOBYTEL.COM INC	2.13	43.2	73.8	(30.5)	90.5	70.7%	280.1%	489.5%
SNOWBALL.COM INC	0.69	25.9	41.2	(15.3)	30.0	59.3%	175.3%	291.3%
IPRINT.COM INC	0.81	24.4	27.3	(2.9)	35.8	11.9%	158.3%	304.7%
EMUSIC.COM INC	0.50	21.6	33.9	(12.3)	55.8	56.9%	315.5%	574.0%
LAUNCH MEDIA INC	1.47	21.1	24.7	(3.6)	62.7	17.2%	314.6%	612.1%
FASHIONMALL.COM	2.63	19.7	35.2	(15.5)	10.0	78.8%	129.6%	180.4%
QUOTESMITH.COM INC	0.81	15.6	28.2	(12.5)	28.2	80.3%	261.1%	441.9%
AUTOWEB.COM INC	0.44	12.9	31.3	(18.4)	66.4	143.0%	658.0%	1172.9%
KNOT INC	0.91	13.3	16.8	(3.5)	42.7	26.2%	348.0%	669.7%
E-STAMP CORP	0.28	10.8	40.2	(29.4)	NA	143.0%	658.0%	1172.9%
PROMOTIONS.COM INC	0.59	8.5	16.6	(8.1)	47.2	95.8%	652.9%	1210.1%
TALKCITY INC	0.31	7.9	22.9	(15.0)	NA	NA	NA	NA
PETS.COM INC	0.13	4.3	22.3	(17.9)	105.0	413.9%	2837.4%	5260.9%

Note: Companies in pink currently meet NASDAQ requirements for delisting. Companies in gray have announced liquidation plans.
Source: Factset, using IBES consensus estimates.

Project Hello

Status of Selected Companies Trading Below Cash Value

Company	Status
MotherNature.com	Announced plans for complete liquidation and dissolution in November 2000. Delisted from NASDAQ on December 15, 2000.
quepasa.com	Announced on January 25, 2001 that its stock had been delisted from the NASDAQ, two weeks after its Board of Directors approved a plan to liquidate the company's assets.
planetRx	Delisted from the NASDAQ on January 16, 2001, despite attempts to boost share price via an 8:1 reverse stock split.
C-Phone Video Communication Systems	Delisted from the NASDAQ on January 9, 2001. Company decided to wind down its videoconferencing operations, and sold its videoconferencing assets for approximately $1MM. Is still considering "possible business combinations" for the remainder of the company.
MyPoints Reward Yourself	Has been trading below cash value since mid-October 2000, when it preannounced revenue would miss guidance by 40%.
Snowball.com We are i	Announced in early January 2001 its intention to repurchase 5 million shares on the open market. Later announced restructuring program, including 20% workforce reduction.
emachines	Has been trading at a negative aggregate value since September 2000. Received NASDAQ delisting warning; has until mid-March to comply with requirements.
drugstore.com	Traded at a negative aggregate value for over a month, until stock rose 70% in December 2000 after company announced it would beat revenue estimates.
women.com	Has been trading at a negative aggregate value since November 2000. Received NASDAQ delisting warning; has until mid-March 2001 to comply with requirements.

Eclair Has Significantly Missed Street Expectations…


Revenue ($MM)
$8.0
$7.0
$6.0
$5.0
$4.0
$3.0
$2.0
$1.0
$0.0
Actual
CSFB (@ Initiation)
CSFB
US Bancorp
Robertson Stephens
Q1 00
Q2 00
Q3 00

Note: CSFB (@ Initiation) represents CSFB equity research estimates in the first research report post-IPO. All other analyst estimates reflect most recent research report prior to repoting that quarter's results.

... Despite Continued Downward Revisions by the Street

($MM)

		Revenue Estimates for Quarter Ended,								
	Report	CY2000				CY2001				
Analyst	Date	Mar-00	Jun-00	Sep-00	Dec-00	Mar-01	Jun-01	Sep-01	Dec-01	CY2001
Credit Suisse First Boston	2/2/00	$2.6	$3.7	$7.2	$9.9	$9.7	$10.8	$13.4	$15.4	$49.2
U.S. Bancorp Piper Jaffray	2/2/00	2.7	3.8	5.9	7.6	8.3	9.9	13.0	15.4	46.6
Robertson Stephens	2/2/00	2.5	3.4	6.6	9.5					49.2
Credit Suisse First Boston	4/20/00		3.2	3.9	7.3	7.3	7.5	8.5	13.2	36.5
U.S. Bancorp Piper Jaffray	4/20/00		3.2	3.7	6.1	7.0	8.1	9.3	12.0	36.4
Robertson Stephens	4/20/00		3.1	3.6	6.5					33.0
Credit Suisse First Boston	7/26/00			3.4	6.8	6.5	7.5	8.5	13.2	35.7
U.S. Bancorp Piper Jaffray	7/26/00			3.7	6.1	7.0	8.1	9.3	12.0	36.4
Robertson Stephens	7/26/00			3.6	6.5					33.0
Credit Suisse First Boston	10/25/00				2.8					
U.S. Bancorp Piper Jaffray (1)	10/26/00				6.1	7.0	8.1	9.3	12.0	36.4
Actual Results / *Eclair Mgmt. Projections*		$2.8	$3.1	$2.3	*$2.7*	*$1.7*	*$1.6*	*$1.8*	*$2.5*	*$7.5*
Announcement Date		4/19/00	7/25/00	10/25/00	-	-	-	-	-	-
Revenue Surprise (2)(3)										
One Quarter		8.2%	(3.7%)	(35.9%)	-	-	-	-	-	-
Two Quarters		-	(15.9%)	(38.4%)	-	-	-	-	-	-
Three Quarters		-	-	(65.1%)	-	-	-	-	-	-

NOTE: Does not include multiple reports from the same analyst in a given quarter if estimates were not revised.

(1) As of 10/26/00, U.S. Bancorp Piper Jaffray suspending revisions of forecast pending further visibility.

(2) Comparison of actual vs. average research estimates at the beginning of the quarter.

(3) Projected based on applying average margin of revenue surprise for each quarterly time period to average research estimates.

Project Hello

As Eclair Has Missed Street Estimates, Analysts Have Become Increasingly Cautious About the Company's Prospects…

"The bankruptcy of two large dot-com ad clients resulted in Eclair missing our 2Q:00 revenue estimate by 4.8%, with $3.0MM in revenues."

"Clearly, the reduction in spending by cash-strapped dot-coms affects certain online advertising business models. The shortfall in this quarter causes us to reduce our revenue estimates going forward."

- Bob Hiler, CSFB, July 26, 2000

"Eclair reported second quarter revenue of $3.0MM, 5% below our estimate of $3.2MM, representing 9% sequential growth… Revenue came in below our estimate due to softness in demand for the Company's advertising inventory due to a general slowdown in the overall market and the loss of some partner/clients to financial difficulties."

"The recent cutback in dot-com spending as well as closing of some smaller companies such as TimeDance, which would have been a 10% client in Q2, was the major reason for the revenue short fall. We believe going forward, the pressure will continue and we may still see some softness in our current projections for revenue."

- Safa Rashtchy, U.S. Bancorp Piper Jaffray, July 26, 2000

"While we believe that there is good opportunity for the Company to expand successfully to provide electronic greetings infrastructure through licensing and syndication, provide bundled advertising services to advertisers including targeted direct e-mail, and gain increasing traffic at lower cost. However, going forward we are adopting a cautious stance due to the unproven nature of these initiatives for the Company… We are lowering our rating to Buy from Strong Buy, and revising our estimates."

- Safa Rashtchy, U.S. Bancorp Piper Jaffray, April 20, 2000

…And Equity Analysts Are Skeptical of a Turnaround

"A 25% fall in sequential revenues implies that revenue growth to bring Eclair to profitability has become less probable in the near-term. The company is overhauling its business plan, and hopes to turn cash flow positive before its $50MM in cash expires. We are suspending our 2001 estimates, pending further guidance."
- Bob Hiler, CSFB, October 25, 2000

"Reported Q3 revenue of $2.3MM, 38% below our estimate. Revenues continue to be pressured by slowing advertising market and evolving business model. Company announced significant restructuring initiatives and change in management. No guidance for Q4 or beyond. We are suspending revisions of forecasts pending further visibility."
- Safa Rashtchy, US Bancorp Piper Jaffray, October 26, 2000

Summary of Analyst Recommendations

	ANALYST	RECOMMENDATION
Credit Suisse First Boston	Bob Hiler	Buy
US Bancorp Piper Jaffray	Safa Rashtchy	Neutral

Source: Bloomberg

Institutions Are Therefore Not Buying Eclair

Institutional Ownership (ranked by current holders)

Institution	Q4 1999 [1]	Q1 2000	Q2 2000	Q3 2000
CAPITAL GUARDIAN TRUST COMPANY	0	996,100	1,076,100	1,070,000
LOWENTHAL CAPITAL MANAGEMENT	100,000	180,000	196,000	196,000
VANGUARD GROUP	25,000	85,100	85,100	85,100
TAUNUS CORPORATION	0	25,400	27,400	27,400
CREDIT SUISSE FIRST BOSTON CORP	0	0	0	10,599
MERRILL LYNCH & CO INC	0	0	0	4,146
LEGG MASON INC	0	0	800	800
WILSHIRE ASSOC INC	0	200	200	200
AMERICAN CENT INVESTMENT MANAGEMENT	30,000	0	0	0
AMERICAN FUND ADVISORS, INC.	32,550	0	0	0
ARCHERY CAPITAL LLC	13,000	0	0	0
BARCLAYS BANK PLC	100,000	165,961	0	0
CALIFORNIA PUBLIC EMPLOYEES RETIREMENT	700	700	0	0
CALIFORNIA STATE TEACHERS RETIREMENT	1,000	0	0	0
CAPITAL INTL INC.	0	500	0	0
CAXTON ASSOCIATES, L.L.C.	0	22,100	22,100	0
DENVER INVESTMENT ADVR LLC	2,500	0	0	0
DRESDNER BANK AG	500	0	0	0
EDGEMONT ASSET MANAGEMENT CORP	675,000	599,100	0	0
ESSEX INVESTMENT MANAGEMENT CO	86,300	0	0	0
FORTIS ADVISERS, INC.	367,500	0	0	0
FURMAN SELZ CAPITAL MANAGEMENT	125,000	0	0	0
GRYPHON CAPITAL MANAGEMENT, LLC	0	120,000	0	0
J. & W. SELIGMAN & CO., INC.	342,660	0	0	0
JOHN HANCOCK ADVISERS, INC.	32,550	0	0	0
NEW YORK STATE COMMON RETIREMENT	18,400	0	0	0
NICHOLAS-APPLEGATE CAPITAL MANAGEMENT	93,200	85,500	0	0
NOMURA ASSET MANAGEMENT U.S.A.	1,000	0	0	0
STATE STR RESEARCH & MANAGEMENT	20,000	0	0	0
WAGNER INVESTMENT MANAGEMENT	160	0	0	0
WEISS, PECK & GREER, L.L.C.	300	0	0	0
WELLS FARGO & COMPANY	0	0	50	0
WILLOW CREEK CAPITAL MANAGEMENT	0	27,500	0	0
WORLD ASSET MANAGEMENT	7,500	14,800	15,200	0
Total 13-F Institutional Ownership	2,074,820	2,322,961	1,421,950	1,393,245

(1) IPO occurred on 12/17/00; assumes ownership on 12/31/1999 same as IPO.

B. Financial Overview

Project Hello

Eclair Historical Financial Performance

($MM, except per share amounts)

	Eclair Financial Results							
	CY1999A				Calendar Year	CY2000A		
	Q199A	Q299A	Q399A	Q499A	1999A	Q100A	Q200A	Q300A
Revenue	$0.1	$0.6	$0.8	$1.6	$3.2	$2.8	$3.1	$2.3
Cost of Goods Sold	0.4	0.7	0.9	0.9	2.9	1.1	1.3	2.2
Gross Profit	(0.3)	(0.1)	(0.1)	0.7	0.2	1.7	1.7	0.1
R&D	1.3	2.1	3.7	3.9	11.0	4.4	4.4	4.7
SG&A	3.9	3.4	5.0	10.2	22.5	7.4	6.1	5.2
Stock and Content Amortization	0.3	0.7	1.2	1.3	3.4	1.7	1.6	1.6
Operating Income	(5.7)	(6.2)	(10.0)	(14.7)	(36.6)	(11.9)	(10.4)	(11.4)
Interest and Other (Income) / Expense	0.2	0.0	0.0	0.0	0.1	(1.0)	(0.9)	(0.5)
Pretax Income	(5.9)	(6.2)	(10.0)	(14.6)	(36.7)	(10.9)	(9.4)	(10.9)
Income Taxes	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Net Income	(5.9)	(6.2)	(10.0)	(14.6)	(36.7)	(10.9)	(9.4)	(10.9)
EPS	($0.40)	($0.42)	($0.68)	($0.64)	($2.20)	($0.33)	($0.28)	($0.32)
Average Shares (000s)	14.6	14.6	14.6	22.9	16.7	33.0	33.3	33.6
Cash Balance	-	-	-	$81.8	$81.8	$65.8	$58.3	$50.3
Margins								
Gross Profit	(300.0%)	(5.1%)	(15.0%)	42.3%	7.0%	59.8%	56.1%	6.1%
R&D	1200.0%	340.3%	463.8%	236.7%	340.3%	157.4%	142.0%	204.0%
SG&A	3870.0%	550.0%	623.8%	628.4%	713.7%	263.5%	200.7%	227.9%
Operating Income	(5730.0%)	(1003.2%)	(1247.5%)	(930.4%)	(1101.0%)	(421.3%)	(340.0%)	(495.0%)
Net Income	(5900.0%)	(993.5%)	(1245.0%)	(927.5%)	(1103.5%)	(385.1%)	(300.5%)	(470.0%)
Growth Rates								
Revenue Growth Y/Y	-	-	-	-	-	2720.0%	3010%	188.3%
Revenue Growth Q/Q	-	520.0%	29.0%	103.8%	-	73.0%	8.2%	(24.9%)

Source: Historical items based on SEC filings and CSFB analyst research dated October 25, 2000.

Project Hello

Eclair Projected Financial Performance - Management Estimates

($MM, except per share amounts)

	Eclair Quarterly Financial Results											
	CY2000 E	CY2001 E				FY2002 E				Calendar Year		
	Q400 E	Q101 E	Q201 E	Q301 E	Q401 E	Q102 E	Q202 E	Q302 E	Q402 E	2000 E	2001 E	2002 E
Revenue	$2.7	$1.7	$1.6	$1.8	$2.5	$1.9	$2.3	$2.7	$3.7	$10.9	$7.5	$10.6
Cost of Goods Sold	1.7	1.5	1.5	1.7	1.8	1.7	1.7	1.7	1.9	6.4	6.5	7.1
Gross Profit	1.0	0.2	0.0	0.0	0.7	0.2	0.6	1.0	1.8	4.5	1.0	3.5
R&D	4.7	3.2	3.2	3.2	3.2	3.2	3.2	3.2	3.2	18.2	12.8	12.8
SG&A	3.9	3.6	9.8	3.8	3.8	3.8	3.8	3.8	3.8	22.6	21.0	15.2
Stock and Content Amortization	1.5	1.6	1.5	1.5	1.5	1.5	1.5	1.5	1.5	6.4	6.1	6.0
Operating Income	(9.1)	(8.2)	(14.5)	(8.5)	(7.8)	(8.3)	(7.9)	(7.6)	(6.8)	(42.7)	(38.9)	(30.5)
Interest and Other (Income) / Expense	6.1	(0.4)	(0.3)	(0.2)	(0.2)	(0.2)	(0.1)	(0.0)	0.0	3.7	(1.1)	(0.3)
Pretax Income	(15.2)	(7.8)	(14.1)	(8.2)	(7.6)	(8.1)	(7.8)	(7.5)	(6.8)	(46.4)	(37.8)	(30.2)
Income Taxes	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0	0.0
Net Income	(15.2)	(7.8)	(14.1)	(8.2)	(7.6)	(8.1)	(7.8)	(7.5)	(6.8)	(46.4)	(37.8)	(30.2)
EPS	($0.46)	($0.23)	($0.42)	($0.24)	($0.23)	($0.24)	($0.23)	($0.22)	($0.20)	($1.40)	($1.12)	($0.89)
Average Shares (000s)	33.0	33.5	33.6	33.7	33.8	33.9	34.0	34.1	34.2	33.2	33.7	34.1
IBES EPS	*($0.29)*	*($0.27)*	*($0.28)*	*($0.28)*	*($0.22)*	-	-	-	-	*($1.22)*	*($1.01)*	-
Cash Balance	**$40.4**	**$34.7**	**$26.3**	**$20.2**	**$14.8**	**$8.9**	**$3.3**	**($2.0)**	**($6.6)**	**$40.4**	**$14.8**	**($6.6)**
Margins												
Gross Profit	*35.7%*	*12.1%*	*1.0%*	*1.0%*	*27.0%*	*10.4%*	*25.0%*	*35.5%*	*47.0%*	*41.4%*	*12.9%*	*33.0%*
R&D	*173.3%*	*192.2%*	*204.5%*	*182.0%*	*125.0%*	*168.2%*	*137.0%*	*119.0%*	*87.1%*	*167.2%*	*170.0%*	*120.0%*
SG&A	*143.0%*	*215.7%*	*620.2%*	*218.0%*	*149.4%*	*197.4%*	*163.4%*	*142.1%*	*103.4%*	*208.4%*	*279.7%*	*143.4%*
Operating Income	*(335.7%)*	*(494.5%)*	*(921.7%)*	*(463.1%)*	*(308.3%)*	*(431.2%)*	*(339.0%)*	*(282.2%)*	*(183.7%)*	*(393.1%)*	*(517.7%)*	*(287.7%)*
Net Income	*(562.9%)*	*(470.0%)*	*(903.4%)*	*(470.1%)*	*(300.3%)*	*(421.0%)*	*(335.0%)*	*(280.7%)*	*(184.4%)*	*(427.2%)*	*(502.0%)*	*(284.0%)*
Growth Rates												
Revenue Growth Y/Y	*65.5%*	*(81.4%)*	*(45.7%)*	*(23.5%)*	*(5.7%)*	*10.4%*	*40.0%*	*52.0%*	*48.4%*	*244.7%*	*(30.0%)*	*41.1%*
Revenue Growth Q/Q	*17.0%*	*(38.7%)*	*(5.3%)*	*12.0%*	*45.2%*	*(24.3%)*	*20.0%*	*15.1%*	*37.4%*	-	-	-

Projections based on Eclair management forecasts.

Recent Restructuring Helps The Outlook…

($MM)

- **Eclair could potentially have enough cash to carry through to profitability**
  - Based on latest Management forecasts, Eclair expects to use approximately $6.0 million in cash per quarter in CY2001
  - The company has a current cash balance of approximately $40 million

	Eclair Quarterly Financial Results											
	CY2000 E	CY2001 E				FY2002 E				Calendar Year		
	Q400 E	Q101 E	Q201 E	Q301 E	Q401 E	Q102 E	Q202 E	Q302 E	Q402 E	2000 E	2001 E	2002 E
Revenue	$2.7	$1.7	$1.6	$1.8	$2.5	$1.9	$2.3	$2.7	$3.7	$10.9	$7.5	$10.6
Cost of Goods Sold	1.7	1.5	1.5	1.7	1.8	1.7	1.7	1.7	1.9	6.4	6.5	7.1
Gross Profit	1.0	0.2	0.0	0.0	0.7	0.2	0.6	1.0	1.8	4.5	1.0	3.5
Operating Income	(9.1)	(8.2)	(14.5)	(8.5)	(7.8)	(8.3)	(7.9)	(7.6)	(6.8)	(42.7)	(38.9)	(30.5)
Net Income	(15.2)	(7.8)	(14.1)	(8.2)	(7.6)	(8.1)	(7.8)	(7.5)	(6.8)	(45.4)	(37.8)	(30.2)

Projections based on Eclair management forecasts.

- **But, the following factors must be considered:**
  - Nascency of market
  - Volatility of industry
  - Significant declines in Internet-based advertising over the course of CY2000
  - Lack of significant backlog of future committed business
  - Employee attrition issues (not including of the recent layoffs) and loss of CEO and other other key executives (e.g., Business Development, Sales, CTO)

…And Cash Burn Has Been Significant

($MM)

- **Eclair used approximately $40 million in cash in CY00 and is projecting to use approximately $25 million in CY01**


$90
$80
$70
$60
$50
$40
$30
$20
$10
$0
-$10
-$20
$82
$66
$58
$50
$40
$35
$26
$20
$15
$9
$3
($2)
($7)
Dec-99
Mar-00
Jun-00
Sep-00
Dec-00
Mar-01
Jun-01
Sep-01
Dec-01
Mar-02
Jun-02
Sep-02
Dec-02

Source: Eclair management.

C. Summary

Summary of Current Stand-Alone Situation

Pros	Cons
• Maintains the most control over direction of company • New management plan provides for substantial reductions in cash use • Adequate cash to operate business for several quarters based on management estimates	• Weakening market environment • Real near-term delisting risk (Feb. 12) • Limited financial growth in the near-term along with lack of predictability • Good news or "break-out" / defining events not expected • Employee attrition and management issues • Ongoing competitive pressure for market share • Limited acquisition / take-out opportunities • Lack of equity analyst research coverage

Situation needs to drastically improve otherwise valuation will likely continue to stagnate or decline

3. Summary of Proposed Transaction Terms with American Pie

Summary of Proposed Terms

($)

Common Shares Outstanding (12/31/00) [1]	32,935,043
In-the-Money Vested Options [1]	501,492
Fully-Converted Shares Outstanding	33,436,535
Offer Price Per Share	$0.85
Premium of Offer to Current Price (1/29/01)	*147.3%*
Fully-Converted Equity Value	$28,421,055
Less: Option Proceeds	$83,155
Fully-Diluted Equity Value	$28,337,900
Current Market	
Eclair Stock Price (1/29/01)	$0.34
Fully-Diluted Equity Value	$11,594,176

(1) Based on Eclair management.

Summary of Proposed Terms

Term	Description
Structure	▪ Cash tender offer by American Pie or "Merger Sub" (a wholly owned subsidiary of American Pie) for all outstanding common stock of Eclair, and, subsequently, the merger of "Merger Sub" with and into Eclair.
Consideration	▪ All holders of Eclair common stock will receive $0.85 cash for each share of Eclair.
Source of Funds	▪ No financing condition; American Pie to provide merger sub with sufficient cash, available lines of credit or other sources of immediately available funds necessary to purchase all outstanding shares of Eclair and to pay all related fees and expenses pursuant to the tender offer.
Representations & Warranties	▪ Customary representations and warranties.
Conditions of Offer	▪ Minimum condition of a majority of outstanding fully-diluted Eclair shares; ▪ HSR approval / expiration; ▪ No instituted or pending government injunction, order, decree, judgment or ruling adversely affecting the Transaction; ▪ No suspension or limitation of trading on the NYSE or banking moratorium; ▪ Representations, warranties and covenants true in all material respects; ▪ HSR approval. ▪ No incurrence of liabilities in excess of $1 million since 12/31/00; and
Termination	▪ Termination by either party if: - a covenant or agreement is materially breached; or - the tender offer has not been consummated within 120 days of the date of the agreement. ▪ Termination by American Pie if Eclair's board of directors, prior to the purchase of and payment for shares of Eclair, withdraws or modifies its recommendation or recommends any other proposal other than by American Pie.
Tender Voting and Option Agreements (1)	▪ Stockholders owning approximately [__]% of the outstanding Eclair common stock and American Pie and Merger Sub agree to tender all of their Eclair Shares pursuant to the tender offer and vote in favor of the Merger and against any alternative transaction.

(1) Summary is based on a draft of the Agreement and Plan of Merger dated as of January 30, 2001 and a draft of the Tender, Voting and Option Agreement dated as of January 28, 2001.

Project Hello

Transaction Matrix

($MM, except per share amounts)

- **American Pie's offer of $0.85 is a significant premium to recent trading levels**
- **Eclair has not traded higher than $0.85 since early October 3, 2000**

	Price Per Share	Offer Premium	FD Equity Value [1]	Agg. Trans. Value [2]
		$0.85		
Offer Price	**$0.85**	**0.0%**	**$28.7**	**($8.0)**
Current	**$0.34**	**147.3%**	**$11.6**	**($25.0)**
Price 5 days ago	0.38	126.7%	12.6	(24.0)
Price 10 days ago	0.38	126.7%	12.6	(24.0)
Price 15 days ago	0.44	94.3%	14.8	(21.9)
Price 20 days ago	0.28	202.2%	9.5	(27.1)
Price 30 days ago	0.28	202.2%	9.5	(27.1)

(1) Based on Eclair primary shares of 33.4MM and options schedule from most recent 10-K.
(2) Defined as Equity Value plus net cash of Eclair, which was $36.6MM as of most recent financials.

American Pie's Offer Represents A Significant Premium Over Recent Trading

July 25, 2000 (Eclair Q2 Earnings Release) to January 29, 2001


$3.00
$2.50
$2.00
$1.50
$1.00
$0.50
$0.00
7/25/00
8/14/00
9/1/00
9/22/00
10/12/00
11/1/00
11/21/00
12/12/00
1/3/01
1/24/01
Current Offer
147.3% ($0.85)

Project Hello

Few Precedent Transactions Have Such a High Premium

84 Software/Internet transactions in which a premium was paid


% of Deals
30%
20%
10%
0%
33%
26%
26%
7%
7%
0-20
20-40
40-60
60-80
>80

Average % Premium

Source: Thomson Financial Security Data

Implied Price Limit (1)	$0.41	$0.48	$0.54	$0.61	$0.68 (2)
Percentile of Deals Done Above this Price	67%	41%	14%	7%	4%

(1) Based on Eclair share price multiplied by top of range.

(2) Based on an illustrative premium of 100%

Cash Offer At Current Levels Provides Immediate Benefits

Pros	Cons
• Provides immediate liquidity • No currency downside risk	• No participation in potential upside • Taxable to shareholders (mitigated by high basis)

4. Analysis of Alternatives

A.

Liquidation Analysis

Liquidation Could Provide Near-Term Cash To Shareholders

Pros	Cons
• May provide near-term liquidity • May maximize value by aligning best buyers with each asset	• Valuation not certain • Potential buyers may mandate pre-sale restructurings / re-negotiation of associated contracts • Tax inefficient (however, limited negative tax implications expected) • Value of net operating loss likely lost • Longer and riskier process (as compared to cash sale)

Project Hello

Precedent Transactions Involving Retail E-Commerce Companies

Company	Action	Description
Ashford.com	Acquisition	Acquired Guild.com in stock merger to obtain $11.5MM cash from target.
eToys	Sale of Company	Retained Goldman Sachs to engage in possible sale of the company. Company expects cash of $62.8MM to run out by March 2001.
FogDog	Acquisition	Acquired by Global Sports for $40.5MM. Fogdog had $41.6MM in net cash at announcement.
Garden.com	Sale of Assets	Sold content and brand assets to Walmart.com and Burpee Holding Company for approximately $4.4MM.
Go.com	Shut Down	Disney decides to shut down the portal and take over $800MM in charges.
Mercata.com	Shut Down	Canceled its $100MM IPO because of unfavorable market conditions. Wound down operations.
Mortgage.com	Acquisition	Acquired by ABN Amro Mortgage Group for $1.8MM.
Musicmaker.com	Sale of Assets	Unable to find buyers for $32MM purchase of company. Seeking shareholders' approval for liquidation.
MVP.com	Sale of Assets	Sold domain name and customer database to SportsLine.com.
Petopia.com	Sale of Assets	Sold assets to Petco for undisclosed amount.
Pets.com	Liquidation	Shareholders approved complete liquidation and dissolution of the company.
Value America	Sale of Assets	Sold most of the company's assets to Merisel for $2.4MM.
Wine.com	Acquisition	Acquired by WineShopper.com for undisclosed amount.

Project Hello

Illustrative Liquidation Value

($)

	Book Value (12/31/00)	% of Book Value	Est. Liquidation Value Range
ASSETS			
Cash	$40,978,000	100%	$40,978,000
Account Receivables	2,829,000	64% - 49%	1,115,100 - 1,833,000
Inventory	59,000	80%	47,200
Prepaid Insurance	53,000	0%	0
Prepaid Royalties	38,000	0%	0
Prepaid Maintenance	501,000	0%	0
NBC Ad Credit	6,371,000	0%	0
Other Prepaids	94,000	0%	0
Short Term Deposits	11,000	100%	11,000
Other Current Assets	39,000	0%	0
	$50,742,000		$41,549,900 - $42,122,200
Fixed Assets	15,570,000	12% - 8%	1,287,900 - 1,901,850
Restricted Cash Deposit	78,000	100%	78,000
Deferred Content	7,874,000	0%	0
Deferred Financing Costs	459,000	0%	0
Refundable Security Deposit	287,000	50%	139,500
Other Non Current Assets	27,000	100%	27,000
	$24,079,000		$1,504,400 - $2,193,950
Total Assets	$74,815,000		$43,053,700 - $44,260,550
LIABILITIES			
Accounts Payable	$1,772,000	100%	$1,772,000
Accrued & Other Liabilities	4,059,000	87%	3,520,970
Prepaid Cash	1,047,000	96%	1,000,000
Billings in Excess of Revenue	110,000	0%	0
Short Term Loan Due	1,300,000	100%	1,300,000
Long Term Loan Due	1,959,000	100%	1,959,000
Total Debt	$3,759,000		$3,759,000
Total Liabilities	$10,739,000		$10,045,970 - $10,045,970
Net Liquidation Equity			$33,007,730 - $34,214,580
Cash Burn (Jan.-Mar.)			(4,449,185) - (3,703,284)
Lease Buyout			(858,293) - (478,119)
Other Contract Resolutions / Contingencies			(2,500,000)
Net Pre-tax Value for Distribution to Shareholders			$25,199,327 - $27,533,177

Note: Based on Ecbo management estimates.

Project Hello

Summary of Liquidation Value Distribution to Shareholders

Liquidation Value	$25,108,327	-	$27,528,197
Plus: Options Proceeds		$83,155	
Fully-Converted Equity Value	$25,191,482	-	$27,611,352
Fully-Converted Shares Outstanding		33,436,535	
Implied Value per Share	**$0.75**		**$0.83**

(1) Based on Eclair management estimates.

B.

Stand-Alone Alternatives

Other Potential Partners

- **Since the filing of Eclair's S-1 for its initial public offering in late 1999, CSFB and Eclair management have, at various times, solicited indications of interest from potential merger partners or acquirors of Eclair**
  - Eclair management has dealt with numerous inquiries as to the option of private companies "going public" through Eclair
  - Eclair management has also had preliminary discussions with partners, customers and competitors concerning a possible acquisition, with little to no interest
  - Over the past few months, CSFB contacted numerous Internet portals and content providers to solicit any interest in acquiring Eclair, with none of the contacted parties emerging as a serious acquiror
  - The company has entered into preliminary diligence and/or negotiated preliminary term sheets with no less than four (other than American Pie) potential acquirors, with each of these preliminary indications resulting in no transactions.

Appendix

A. Eclair / American Pie Comparison

Project Hello

Eclair / American Pie Comparison

($MM, except per share amounts)

Stock Performance	American Pie	Eclair
Current Stock Price [1]	$12.24	$0.34
LTM High / LTM Low	$23.38 / $8.50	$8.50 / $0.22
(Discount) to LTM High	(47.6%)	(96.0%)
Premium to LTM Low	44.0%	57.1%
Market Exchange Ratio [4]	-	0.028x

Employees and Other	American Pie	Eclair
Sales, Marketing & Support	-	27
R&D and Engineering	-	43
General, Administrative & Finance	-	15
Manufacturing	-	19
Total Employees	24,700	104
Fiscal Year End	February	December
State of Incorporation	Ohio	Delaware

Capitalization	American Pie	Eclair
Debt		
Total Debt and Minority Interest [2]	$1,071.0	$3.8
Cash and Equivalents [2]	78.8	40.4
Net Debt (Cash)	$992.1	($36.6)
Equity		
Total Book Value [2]	$1,174.7	$64.1
Primary Shares Outstanding [2]	63.5	33.4
Plus: "In the $" Options Outstanding [2]	0.0	0.4
Fully Converted Shares Outstanding	63.5	33.8
Average Options Exercise Price	$0.00	$0.07
Options Proceeds ($MM)	0.0	0.0
Fully Diluted Shares Outstanding [4]	63.5	33.7
Times: Stock Price	$12.24	$0.34
Fully Diluted Equity Value	777.1	11.6
Plus: Net Debt (Cash)	992.1	(36.6)
Fully Diluted Aggregate Value	$1,769.2	($25.0)

Trading Multiples	American Pie	Eclair
Operating Statistics		
LTM Revenues [2]	$2,470.8	$9.8
LTM EBIT [2]	4.2	(48.3)
LTM Net Income [2]	110.0	(45.8)
LTM Actual EPS	$1.72	($1.49)
LTM EBIT Margin	0.2%	(493.0%)
LTM Net Margin	4.5%	(468.7%)
Latest Projections	*Street Case*	*Street Case*
CY2000E Revs	$2,496.1	$10.9
CY2001E Revs [5]	2,551.5	7.5
LT EPS Growth Rate	10.0%	NA
Multiples		
Aggregate Value / LTM Revs	0.7x	NM
Aggregate Value / CY00 Revs	0.7x	NM
Aggregate Value / CY01 Revs	0.7x	NM

(1) Current market prices as of January 29, 2001.
(2) Based on Eclair and American Pie latest 10-Q or latest press release regarding quarterly results, whichever provided more recent information.
(3) Based on Eclair and American Pie latest 10-K.
(4) Defined as fully converted shares outstanding less options proceeds divided by market price.
(5) Management estimates for Eclair.